Exhibit 4.25
English Translation
EQUITY TRANSFER AGREEMENT
BY AND AMONG
MR. TIANMING DU
(PRC)
AND
MR. LIANGDONG DU
(PRC)
AND
CHANGSHA XINGCHEN ENTERPRISE MANAGEMENT & CONSULTATION CO., LTD
(PRC)
AND
SHENZHEN ZHI YUAN NOAH INTERNET CO., LTD.
(PRC)
Dated 22 May 2009

EQUITY TRANSFER AGREEMENT
This Equity Transfer Agreement (hereinafter referred to as “this Agreement”) is made in Changsha, the People’s Republic of China (hereinafter referred to as the “PRC”), on 22 May 2009:
BY AND AMONG:
Mr. Tianming DU, a PRC citizen (ID No. 430121195008307710) with an address at Room 202, Tower 1, No. 362 Jiefang No.4 Village, Tianxin District, Changsha City, Hunan Province;
Mr. Liangdong DU, a PRC citizen (ID No. 430102198201305551) with an address at Room 202, Tower 1, No. 362 Jiefang No.4 Village, Tianxin District, Changsha City, Hunan Province;
Changsha Xingchen Enterprise Management & Consultation Co., Ltd. (hereinafter referred to as “Changsha Xingchen”), a limited liability company duly incorporated and validly existing under the laws of the PRC with a registered address at Room 501, No. 717 Wuyi Avenue, Tianxin District, Changsha City, whose legal representative is Liangdong DU;
and
Shenzhen Zhi Yuan Noah Internet Co., Ltd. (hereinafter referred to as “Future Noah”), a limited liability company duly incorporated and validly existing under the laws of the PRC with a registered address at No. B1003, Futian Tian’an Hi-Tech Venture Park, Futian District, Shenzhen, Guangdong Province
PRELIMINARY STATEMENT
WHEREAS, Changsha Leisen Education Software Co., Ltd. (hereinafter referred to as “Leisen”), is a limited liability company duly incorporated and validly existing under the laws of the PRC. Its business scope is as follows: research and development, production and sale of education software and the provision of technology services in relation thereto, retail of audio-visual products, retail and leasing of newspapers and journals, and retail of electronic publications (the operating permit for the retail of publications has a valid term until 5 May 2015).
WHEREAS, Leisen has a registered capital of RMB1 million. Mr. Tianming Du, Mr. Liangdong Du and Changsha Xingchen are the shareholders of Leisen, who hold 66%, 28.3% and 5.7% of its equity interests, respectively.
WHEREAS, the existing shareholders (defined as below) intend to transfer to Future Noah all of their 100% equity interest in Leisen, and Leisen intends to accept such transfer from the existing shareholders.

THEREFORE, given the aforesaid and the representations, warranties, undertakings and agreements made herein, it is hereby agreed as follows:
ARTICLE 1.
DEFINITIONS AND INTERPRETATION
1.1 Definitions
Unless otherwise required by the clauses or provisions hereof, the following terms shall have the meaning defined below:
“Confidential Information” has the meaning provided in Article 9.1 below.
“Warranties” collectively means the representations, warranties and undertakings stated in Appendix 4.1.
“Restructuring Memorandum” means the Memorandum for the Restructuring of Little Star Group attached to Appendix 6.1, which has been jointly confirmed and approved by Future Noah and the existing shareholders.
“Third Parties” means any entities or persons other than Mr. Tianming Du, Mr. Liangdong Du, Future Noah, Leisen, or their respective affiliates.
“Board of Directors” means the board of directors or executive directors of Leisen.
“Parties” or “Party” collectively means Mr. Tianming Du, Mr. Liangdong, Future Noah, or individually means any of them as the context hereof requires, including their permitted successors and assigns.
“SAIC” means the State Administration for Industry and Commerce of the People’s Republic of China and/or any other local branch as required by the context hereof.
“Affiliate” means any enterprise or other entity that directly or indirectly controls or is controlled by a Party.
“Closing” has the meaning provided in Article 3.2 hereof.
“Closing Date” means 2 July 2009 or other date as jointly agreed by the Parties.
“Closing Conditions” means all the conditions that shall be satisfied prior to the Closing as provided in Article 6.1 hereof.
“Transaction” mean the transfer of target equity interest hereunder.
“Control” means the ownership of fifty percent (50%) or more of the registered capital, equity interest and/or assets of such enterprise or other entity, or the possession of the power to appoint or direct the management of such enterprise or other entity or to appoint or elect the majority of directors of a company; or with respect to a natural person, includes the spouse, parents, children, brothers and sisters of such natural person.
“Competing Business” means the following businesses: (i) target business; (ii) the research and development, production and sale of educational electronic products, online educational electronic information service and educational instruments and the provision of the technology services in relation thereto, and any other auxiliary educational products and services with pre-school children and/or primary and secondary school students as target market; (iii) auxiliary products of and related to training schools and/or kindergartens in all forms; (iv) the design, production and sale of cartoon animation, online games and educational software in relation to education, the design, development and sale of educational tools, the design, production and sale of broadcast television programs in relation to education.

“Target Equity” means the 100% equity interest held by the existing shareholders in Leisen.
“Target Business” means the business activities being conducted and developed by Leisen on the Closing, including without limitation, the research and development, sale and leasing of teaching materials, educational auxiliary tools, audio-visual products, compact discs, electronic publications and books.
“RMB” means Reminbi, the lawful currency of the PRC.
“Existing Shareholders” means Mr. Tianming Du, Mr. Liangdong Du and Changsha Xingchen, or individually mean any of them as the context hereof requires, including their permitted successors and assigns.
“Information Technology” means computer hardware, software and network.
“Business Information” means all information, know-how and records (whether they are confidential and held in any form), including (without limited to) all formula, processes, innovations, designs, findings, specifications, drawings, data, manuals and descriptions, and all lists of customers and suppliers, sales information, business plans and forecasts, all technologies or other expertise, all computer software and all accounting and taxation records, communications, purchase orders and inquiries.
“Subsidiaries” means any subject (excluding natural person) directly or indirectly controlled by the Existing Shareholders.
“Intellectual Properties” means the patents, trademarks, DMF documents, domains, trade secrets and know-how, design rights, copyrights, copyrights of computer software, processes and procedures, innovations and database rights (whether they have been registered and including applications for registration of any of the above), and other similar rights or forms of protection.
“PRC” or “China” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan, China.
1.2 Interpretation
The number and heading of articles are for convenience of reference only and shall not affect the interpretation and construction of this Agreement.

ARTICLE 2.
EQUITY TRANSFER
2.1 The Existing Shareholders, as the legal owners and beneficiaries of the Target Equity, hereby agree to sell and transfer to Future Noah, and Future Noah hereby agrees to accept the transfer of, the Target Equity on the terms and conditions of this Agreement.
2.2 There shall be no encumbrances on the Target Equity to be transferred on the date specified herein.
ARTICLE 3.
TRANSFER PRICE
3.1 As a consideration for the acquisition of the Target Equity, Future Noah shall pay to the Existing Shareholders a transfer price in an amount of RMB1.3 million in accordance with the terms and conditions set forth herein.
3.2 Subject to the satisfaction or waiver by Future Noah in writing of all the Closing Conditions, Future Noah shall fully pay the transfer price set forth in Article 3.1 on the Closing Date. The payment shall be remitted in RMB by way of wire transfer to a bank account in China as designated by the Existing Shareholders. The Existing Shareholders shall issue to Future Noah an invoice or payment receipt in respect of the transfer price on the Closing Date.
3.3 The Existing Shareholders shall provide Future Noah in writing with the information relating to their bank account opened in China for receiving the transfer price no later than five day prior to the Closing Date.
3.4 All the distributable profits of Leisen as of 31 May 2009 as calculated according to the method confirmed by the Parties shall belong to the Existing Shareholders.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
4.1 Save as disclosed in the manner confirmed by Future Noah, each Party represents and warrants to the other Parties as follows:
(a)	all the Warranties made by him/it in Appendix 4.1 are accurate in all respects on the date hereof; and
(b)
all the Warranties made by him/it in Appendix 4.1 will continue to be accurate in all respects until and including the Closing Date, as if they were made again immediately before the Closing based on the facts and circumstances on that day.

The Parties agree that the Existing Shareholders shall be severally and jointly liable for the Warranties set forth in this Article 4.1.
4.2 Notwithstanding any potential investigation by any other Parties and their respective agents or advisers, the Parties confirm and accept that Future Noah executes this Agreement in reliance on all representations and Warranties made by the Existing Shareholders. The Existing Shareholders warrant that they will be liable for and fully indemnify Future Noah against any losses, damages, liabilities, costs or expenses arising from the following circumstances:
(i) any representations and Warranties being untrue, misleading or involving omission to state material facts or being violated;
(ii) any claims in connection with the settlement of any situation where representations and Warranties are untrue or misleading, omit to state material facts or have been violated;
(iii) any arbitrations or legal proceedings arising from any claims made by other Parties in respect of any situation where representations and Warranties are untrue or misleading, omit to state material facts or have been violated; and
(iv) the implementation of any such settlement or arbitral award or judgment and the amount therefor, including legal and other costs, and any possible tax liabilities.
4.3 Each of the representations and Warranties stated in Appendix 4.1 shall be construed as a separate and independent warranty, and shall not be limited or bound by the terms of any other representation and Warranties or the application of any other terms hereof or the inference made from such other terms (provided that any contrary expressly stipulated). If there is any conflict between any representations and Warranties stated in Appendix 4.1 and the information disclosed by the Existing Shareholders in the manner confirmed by Future Noah, the information disclosed by the Existing Shareholders in the manner confirmed by Future Noah shall prevail.
4.4 Each Party hereby warrants that he/it shall, prior to the Closing, immediately disclose to the other Parties in writing on a voluntary basis and upon request any events, facts or circumstances that may be known to him/it after the execution hereof to be inconsistent with any Warranties, or may reasonably expect to have material effects on the valuation of Leisen, or may enable other Parties to make claims against him/it in accordance with this Agreement.
4.5 If any of the representations and Warranties set forth in Part A of Appendix 4.1 is false or incorrect or omits to state material facts due to the reasons of the Existing Shareholders, the Existing Shareholders shall immediately indemnify and hold Leisen harmless from and against any losses, damages, costs, and all other adverse circumstances of any kind and nature that would not be resulted if such warranties were true or correct or did not omit any material facts.
4.6 If Future Noah discovers any breach by the Existing Shareholders of Article 4.1 hereof within 18 months after the Closing, it shall have the right to pursue the liabilities from the Existing Shareholders in accordance with the relevant requirements of this Agreement.

ARTICLE 5.
TRANSITION PERIOD
5.1 The Existing Shareholders shall procure Leisen to develop the Target Business within the normal business scope during the period from the date hereof to the Closing Date (hereinafter referred to as the “Transition Period”). During the Transition Period, the Existing Shareholders shall procure Leisen to meet the following requirements. Leisen shall:
(a)	make reasonable effort to
(i)	prevent its existing business structure and reputation from being infringed;
(ii)	protect its assets and properties and maintain their good working condition to enable the normal operation of Leisen, and make foreseeable depreciation to them in reasonable circumstances;
(iii)	maintain the services provided to it by its customers, suppliers and other units or individuals or its cooperation with them, and preserve the good reputation of Leisen;
(iv)	continue to take part in all existing production, sale, marketing and promotion activities in connection with the Target Business and Leisen.
(b)	keep its accounts and accounting records in a normal or usual manner
(i)
without making any significant changes to the following: the methods of pricing, investment, financial statement, inventory, bank deposit, government subsidies, taxation practices, calculation of doubtful debt, and reserves;

(ii)	without making any changes to financial years.
(c)
comply with all applicable laws and regulations, and government rules for the development of the Target Business. In the event of the breach of any applicable laws and regulations, it shall immediately notify Future Noah after it is aware of such breach.

5.2 During the Transition Period and without prejudice to Article 6.1 hereof and without affecting the normal operation of Leisen, the Exiting Shareholders shall procure Leisen to allow Future Noah and its representatives to enter the office premises of Leisen and to have access to Leisen’s senior officers within the normal office hours after serving a reasonable advance notice, and shall, upon reasonable request from Future Noah or its representatives and advisers from time to time, provide or cause others to provide them with any financial and operational data relevant to the Target Business of Leisen and other information.

5.3 The Existing Shareholders jointly undertake that, without the written consent of Future Noah, Leisen shall, during the Transition Period, not do the following:
(i)	amendments to its articles of association or other constituent documents;

(ii)	increase or decrease of its registered capital;

(iii)	merger, consolidation, sale or transfer of all or substantial part of its assets;

(iv)	realization, dissolution or liquidation, reorganization or restructuring of capital structure in any form, or any matters leading to the change of control;

(v)	authorization or issue of any securities, including any equity;

(vi)	purchase of any equity of entities, or merger with any other entities or participation in any joint ventures;

(vii)	increase of the number of directors;

(viii)	any significant changes to any accounting policies, standards or principles of Leisen;

(ix)	declaration and payment of any dividends or making distribution in any other form (save for the circumstances described in Article 3.4 hereof);

(x)	any significant change to the nature of the Target Business, or suspension or termination of any part of the Target Business;

(xi)	approval of the annual budget and business plan;

(xii)	creation of an indebtedness whose single amount or cumulative amount for three months exceeds RMB50,000;

(xiii)	creation of a guarantee whose single amount or cumulative amount for three months exceeds RMB50,000;

(xiv)	obtaining of loans or credits from any financial institutions;

(xv)	creation of indebtedness of any types that are beyond the scope of ordinary business operation of Leisen;

(xvi)
transfer, sale or disposal of the fixed assets and property of Leisen that are beyond the scope of its ordinary business operation, creation of any pledge, mortgage or guarantee over such assets and property, or provision of any guarantee to third parties;

(xvii)	making any capital expenditure or commitment in an amount of RMB50,000 or more, such as the purchase of fixed assets or investment;

(xviii)	execution of contracts that are not in the nature of normal business operation;

(xix)	change of the senior management of Leisen, or change of the terms and conditions of any labor contracts between Leisen and its employees;

(xx)	institution or resolution of any litigation or arbitration;

(xxi)	other acts which will reduce the value of Leisen.

5.4 Satisfication of the Closing Conditions
The Existing Shareholders shall sign and deliver all documents required to be signed or delivered at the Closing. As one of the conditions for the completion of the Closing, the Existing Shareholders shall make the best effort to take all steps that are necessary or required and act with great effort, in good faith and responsibly to satisfy the requirements of the Closing, and shall warrant that Leisen will not take or omit to take any action, which enables the Closing Conditions not to be satisfied.
5.5 If the Existing Shareholders fails to comply or violates any requirements of this Article 5 without the consent of Future Noah, Future Noah shall have the right to: i) terminate this Agreement by serving a written notice to the Existing Shareholders; in which case, Future Noah will not bear its obligation hereunder, including the obligation to pay the consideration for transfer of the Target Equity; and ii) demand for compensation for damages. The Existing Shareholders shall indemnify Future Noah against any loss or damage suffered by it due to the breach of this Agreement.
ARTICLE 6.
CLOSING AND FURTHER ASSURANCE AFTER THE CLOSING
6.1 The Closing shall be conditional upon the fulfillment or waiver by Future Noah in writing of all the following conditions:
(i)	there exists no laws or orders which prohibit or restrict the equity transfer hereunder.
(ii)
Future Noah completes the due diligence, but fails to discover any material legal defects or risks or potential liabilities of Leisen, or any other circumstances which might have material adverse effects on the business or assets or the Target Equity of Leisen.

(iii)
all the restructuring steps No. 1 to 20 as set forth in Part 3 of the Restructuring Memorandum have been completed in a legal and effective manner, and the completion of all such restructuring steps have been verified by the legal counsel to Future Noah.

(iv)	the change of registration of shareholders hereunder with the relevant SAIC has been completed, and Future Noah has registered with the relevant SAIC as a shareholder of Leisen.

(v)
the appointment of the new board of directors of Leisen has been made in accordance with the requirements of Future Noah, and such appointment has been filed with the relevant department in charge of industrial and commercial registration.

(vi)
all Warranties made by each Party to the other Parties as stipulated in Appendix 4.1 are true and accurate in all respects on the Closing Date by reference to the facts and circumstances occurred on that day (except for those disclosed by the Existing Shareholders and approved by Future Noah). Leisen and the Existing Shareholders shall give written confirmation in respect thereof to Future Noah on the Closing Date.

(vii)
Leisen and the Existing Shareholders shall perform and comply with all agreements, undertakings and obligations that shall be completed or complied with on or prior to the Closing Date as required by this Agreement. The Existing Shareholders shall issue to Future Noah on the Closing Date a certificate showing the compliance with the aforesaid.

(viii)
there have been no significant changes to the Target Business of Leisen, which might have substantive adverse effects on the Target Business after the Closing, unless such changes have been approved in advance by Future Noah in writing. Such significant changes mean the loss of one or more key customers; revocation, withdrawal or cancellation of any business license of Leisen or any permits relevant to the Target Business (or the issuance of notice by any PRC government authorities threatening to revoke, withdraw or cancel such licenses and permits); destruction of or serious damages to any facilities, property or information being or to be applied for the development of the Target Business; any adverse changes to the training team and research and development team in relation to the Target Business.

(ix)	there have been no material adverse changes to the operation of Leisen, its assets, financial or other situations.

(x)
all assets necessary for the businesses being or to be conducted by Leisen (including without limitation, tangible assets, licenses, contracts, IP, intellectual property rights registered and unregistered, proprietary technologies, products being developed with or without copyrights, teaching materials, related electronic or written materials, etc.) are complete, lawful, valid and in good condition, and Leisen shall be the legal and valid owner of such assets or have the right to use the same.

(xi)	the legal counsel to Leisen as recognized by Future Noah has issued a legal opinion on the Closing Date, the form and substance of which are to the satisfactory of Future Noah.
6.2 The Parties shall use their best endeavor to procure all the Closing Conditions to be satisfied, and Leisen shall deliver to Future Noah any originals such as letters, certificates or documents or such other written form as may be acceptable by Future Noah, showing that all the Closing Conditions have been satisfied no later than three working days prior to the Closing Date. If a Party is at any time aware of any facts or circumstances that may prevent any condition from being satisfied, he/it shall notify the other Parties immediately.

6.3 Future Noah shall, within three working days of the receipt of the originals of all letters, certificates and documents specified in Article 6.2 or their certified true copies, issue a written notice to Leisen to confirm that all the Closing Conditions have been satisfied or deemed to have been satisfied. Future Noah may at any time waive any of the Closing Conditions in writing pursuant to the conditions as may be determined by it within the scope as it thinks fit and is legally entitled to do so.
ARTICLE 7.
NON-COMPETITION
7.1 Within ten years from the date hereof, each of the Existing Shareholders shall undertake and warrant that he/it and any of his/its family members (including his spouse, children, brothers and sisters), associated enterprises, subsidiary enterprises, subsidiaries and shareholders shall not:
(i)
directly or indirectly engage, invest or be involved in or manage any entities, businesses or products that are identical, similar to or in competition with the Competing Business, nor shall they have any direct or indirect rights or interests in any entities, businesses or products that are identical, similar to or in competition with the Competing Business.

(ii)
directly or indirectly enter into any transactions in relation to the Competing Business with any customers, potential customers, representatives, agents, enterprises with business relationship or other persons doing business with Leisen in any manner or way for the account of themselves or any third parties.

(iii)
directly or indirectly induce any customers, potential customers, representatives, agents, suppliers, enterprises with business relationship or other persons doing business with Leisen in any manner or way to terminate their relationship or contact with Leisen for the account of themselves or any third parties.

(iv)
directly or indirectly employ, hire or induce, recruit, encourage, persuade or procure any advisers, contractors, employees, directors, management, managers, representatives, agents or other persons currently working for Leisen in any manner or way to terminate their relationship or contact with Leisen for the account of themselves or any third parties.

(v)
use or register any patents, trademarks, trade names, logos, copyrights, proprietary technologies or other intellectual property rights that are identical, similar or relevant to the intellectual property rights owned by, transferred or licensed to Leisen (whether registered or not) or that are developed based on such intellectual property rights.

7.2 Notwithstanding the above Article 7.1, to the extent that the employment of the shareholders of Changsha Xingchen is discharged by Leisen for the reasons other than their individual fault, the obligations of non-competition mentioned above shall not apply to those shareholders whose employment have been discharged.

ARTICLE 8.
EFFECTIVENESS
This Agreement shall become effective once it is signed by the respective authorized representatives of the Parties.
ARTICLE 9.
CONFIDENTIALITY
9.1 The Parties agree to keep in strict confidence all information, proprietary technologies, documents and records relating to any Party or his/its proprietary rights (hereinafter referred to as the “Confidential Information”), regardless of whether such information, proprietary technologies, documents and records are obtained during, prior to or after the execution hereof. Save as disclosed to any directors, officers, employees, agents or other professional personnel or advisers who must know these information for the performance of their duties, the Parties shall not disclose any such Confidential Information to any persons or entities.
9.2 The obligation of confidentiality stipulated in Article 9.1 above shall not apply to the following information:
(i)
as may be evidenced by reasonable proof, any information possessed by the receiving Party at the time of disclosure by the disclosing Party and, in respect of which the receiving Party is not subject to any obligation of confidentiality;

(ii)
any information which is in the public domain at the time of or after receiving such information by the receiving Party, except for the information that is in the public domain due to the breach of this Agreement by the receiving Party;

(iii)
any information obtained by the receiving Party from a third party who is entitled to disclose such information to the receiving Party, and such disclosure does not violate any obligation of confidentiality; or

(iv)	any information that is developed by the employees or agents of the receiving Party completely independent of any such disclosure or disclosures from the disclosing Party.
9.3 The Parties shall ensure that any personnel who receives the Confidential Information from their respective directors, officers, employees, agents, other professional personnel and advisers will comply with Article 9 hereof with regard to the obligation of confidentiality. Non compliance with the requirement by the personnel shall be deemed as a breach of Article 9 hereof by the Party to which such personnel belongs.
9.4 Any restrictive use of such confidentiality obligation and Confidential Information shall not apply to the circumstances where disclosure is required by laws and regulations or any governmental departments or relevant authorities, provided that the receiving Party shall consult with the disclosing Party with respect to the form, time, nature and purpose of disclosure in advance.

9.5 All Confidential Information and all materials provided by the disclosing Party to the receiving Party shall in any way be the property of the disclosing Party. The receiving Party shall, upon request in writing by the disclosing Party, immediately return all documents in hard copies and electronic format, and other articles containing the Confidential Information, and shall not keep any copies thereof.
9.6 After the termination or expiration hereof, unless otherwise agreed by the Parties in writing, the receiving Party shall, upon request by the disclosing Party in writing, return to the disclosing Party or destroy all documents in hard copies and electronic format containing the Confidential Information and other materials, as well as all the copies thereof. In the event that the above documents or materials are destroyed upon request, the receiving Party shall notify the disclosing Party in writing after the destruction.
9.7 The receiving Party shall indemnify against all losses, liabilities and costs suffered by the disclosing Party in connection with any breach of Article 9 hereof by the receiving Party or any of its directors, officers, employees, agents, other professional personnel or advisers.
9.8 The confidentiality obligation stipulated in Article 9 hereof shall continue to be effective during the whole term of this Agreement and within one year thereafter.
ARTICLE 10.
BREACH OF CONTRACT
10.1 If any Party does not perform any of its substantive obligations hereunder, or any representations and Warranties hereunder are inaccurate, untrue or misleading, it shall constitute a breach of this Agreement (hereinafter referred to as the “Breach”). The defaulting Party shall indemnify against all damages and losses suffered by the non-defaulting Party as a result of such Breach. Notwithstanding this Article 10.1 hereof, the defaulting Party shall make compensation pursuant to Article 11.4 hereof and shall not be subject to this Article 10.1 in the event of the circumstances stipulated in this Article 11.4.
10.2 Except for the circumstances set forth in Article 4.5, if any Party is in breach of this Agreement, the defaulting Party shall make remedy to such Breach within 30 days after any of the other Parties issue a written notice of the Breach. If the remedy cannot be made during the above period, the non-defaulting Party shall be entitled to compensation for all damages and losses in relation to or arising from such Breach.
ARTICLE 11.
TERMINATION
11.1 If the defaulting Party fails to make remedy to the Breach within 30 days after the non-defaulting Party issues a written notice pursuant to Article 10.2, this Agreement may be terminated by the non-defaulting Party (if the Breach is made by any of the Existing Shareholders, then Future Noah; if the Breach is made by Future Noah, then any of the Existing Party) by written notice.
11.2 Without prejudice to any other rights or reliefs that may be available to the non-defaulting Party, following the termination of this Agreement:
(i)
all rights and obligations of the Parties will be ceased immediately after the termination but such termination will not affect the rights and obligations of the Parties that have been occurred at that time (including the right to claim for damages due to the Breach leading to the termination hereof (if any)), and any other Breaches by any Party prior to the termination;

(ii)	the Parties shall use the best endeavor to coordinate among themselves to revoke transactions so as to resume to the state as if this Agreement had never been signed by the Parties.

11.3 Unless otherwise agreed by the Parties in writing, if any Closing Condition fails to be satisfied on the Closing Date, the Closing Date will be extended to 1 August 2009 at the latest. If, as at 1 August 2009, any Closing Condition has not yet been satisfied or the conditions that are not satisfied have not been waived by Future Noah in writing, Future Noah and the Existing Shareholders shall have the right to terminate this Agreement by giving the other Parties a written notice at least 30 days prior to the termination. When this Agreement is terminated under this Article, all obligations of the Parties hereunder shall be terminated, save for any obligations that are survived because of no time restriction expressly stated, but (for avoidance of doubts) all rights and obligations created prior to the termination shall survive. Notwithstanding the above requirements, If all the Closing Conditions cannot be satisfied due to the fault of the Existing Shareholders, the Existing Shareholders shall have no right to terminate this Agreement pursuant to this Article 11.3; if all the Closing Conditions cannot be satisfied due to the fault of Future Noah, Future Noah shall have no right to terminate this Agreement pursuant to this Article 11.3.
11.4 If the Closing hereunder has not been taken place on 1 August 2009 due to the fact that any Closing Condition of this Agreement has not been satisfied, the Existing Shareholders shall immediately indemnify RMB1.3 million to Future Noah. In the event that all the Closing Conditions cannot be satisfied due to the reason of government, the Existing Shareholders shall not be liable for making any compensation to Future Noah due to the failure to satisfy the Closing Condition; for avoidance of doubts, the Parties agree that if all the Closing Conditions cannot be satisfied when the Parties cooperate with each other with the greatest sincerity but still fails to obtain all the necessary government approvals, permits or registrations relating to the Closing Conditions, it shall be deemed as the reason of government as agreed above. If all the Closing Conditions are satisfied prior to the Closing Date and Leisen has delivered to Future Noah the originals of any letters, certificates, documents showing that all the Closing Conditions have been satisfied or any other written form that may be satisfactory to Future Noah pursuant to Article 6.2 but Future Noah fails to pay the transfer consideration pursuant to Article 3.2 hereof, Future Noah shall immediately indemnify RMB1.3 million to the Existing Shareholders.

ARTICLE 12.
DISPUTES RESOLUTION
12.1 In the event of any conflict, demand or dispute arising from this Agreement, or any breach, termination or invalidity hereof, the Parties shall resolve such conflict, demand or dispute through friendly consultation. If such dispute cannot be resolved by the Parties through friendly consultation within 30 days after a Party gives a written notice demanding for consultation in respect of such conflict, demand or dispute, it shall be referred to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules.
(i)
Save for their respective obligations of confidentiality, the Parties shall, during arbitration and in the course relating to the arbitration, fully disclose to the other Party any information or documents required by him/it, and provide him/it with complete channels from which such information or documents are obtained.

(ii)
The Parties shall continue to exercise and perform their respective rights and obligations hereunder at the time of and after submitting the dispute for arbitration, except for those rights or obligations directly related to such dispute.

(iii)	The arbitration award shall be final and binding upon the Parties.
12.2 Actual Performance
The Parties shall be aware that any relief stipulated by laws may not be sufficient in the event of any breach or possible breach of this Agreement, and that they may demand for actual performance and other reliefs available under applicable laws and regulations in addition to the relief specified in Article 12.1 to the extent that no guarantee is provided.
ARTICLE 13.
MISCELLANEOUS
13.1 The formation of this Agreement, its validity, interpretation and implementation shall be governed by the laws of the People’s Republic of China.
13.2 The Parties agree that all expenses and costs incurred by the Parties in connection with the transaction, including but not limited to the following costs, shall be borne by the Parties:
(i)	any cost relating to the due diligence by Leisen;
(ii)	any cost in connection with the drafting, negotiation and execution of this Agreement;
(iii)	any cost for the Closing of the transaction, such as (but not limited to) the cost for change of registration of shareholders with SAIC;
(iv)	actual expenses incurred by Future Noah for the transaction (such as travelling expenses).
For avoidance of doubts, all costs in connection with the engagement of professional advisers in related field for the transaction, such as professional advisers in the areas of law, taxation, accounting and the Target Business, shall also be borne by the Parties.

13.3 Failure or delay on the part of the Parties to exercise any right, power or privilege under this Agreement shall not be deemed as a waiver thereof, nor shall any single or partial waiver of any right, power or privilege preclude the further exercise of such right, power or privilege.
13.4 No Party shall transfer all or part of this Agreement without the prior written consent of the other Parties.
13.5 Any modification or amendment to this Agreement shall not be made unless with the written consent of the Parties.
13.6 The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.
13.7 This Agreement shall constitute the complete agreement between the Parties with respect to the subject matter of this Agreement and supersede all previous discussions, negotiations and agreements between the Parties.
13.8 Any notice or written correspondence to be given by a Party to any of the other Parties hereunder, including but not limited to all proposals, written documents or notices referred to herein, shall be written in Chinese, and shall be delivered by facsimile or courier. Any notice or written correspondence described above shall be deemed to have been given: (i) upon 5 days after delivery to a courier company when it is sent by courier; or (ii) upon 2 days after transmission as evidenced by a transmission report if it is transmitted by facsimile. Unless the other Parties receive a written notice from a Party for the change of the following address, all notices and written correspondences shall be delivered to the Parties at the following address:
Mr. Tianming Du
Address: 5/F, Wuyi Xinganxian, No. 717, Wuyi Road West, Changsha City
Telephone: 073-2682655
Mr. Liangdong Du
Address: 5/F, Wuyi Xinganxian, No. 717, Wuyi Road West, Changsha City
Telephone: 0731-2682655
Changsha Xingchen Enterprise Management & Consultation Co. Ltd.
Contact person: Mei Huang
Address: 5/F, Wuyi Xinganxian, No. 717, Wuyi Road West, Changsha City
Telephone: 0731-2682655
Shenzhen Zhi Yuan Noah Internet Technology Co., Ltd.
Contact person: Honghong Li
Address:	No. B1003, Futian Tian’an Hi-Tech Venture Park, Futian District, Shenzhen, Guangdong Province
Telephone: 0755-82049585

13.9 All appendices hereto shall constitute an integral part of this Agreement and shall have the same effect as Article 1 to Article 13 of this Agreement.
13.10 This Agreement is executed in Chinese in 8 original copies and each Party hereto shall keep one copy. One copy shall be submitted to the SAIC for the change of registration of shareholders and the remaining copies shall be kept by Leisen.
[This page is intentionally blank and the signature page for the Equity Transfer Agreement]
IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed by their respective duly authorized representatives on the day first above written.

Mr. Tianming Du

/s/	(Signature)

Mr. Liangdong Du

/s/	(Signature)
Changsha Xingchen Management Consulting Co. Ltd.

Legal representative:	/s/	(Signature)

Liangdong Du
[Chop of Changsha Xingchen Management Consulting Co. Ltd. is affixed]
Shenzhen Zhi Yuan Noah Internet Technology Co., Ltd.

Legal representative:	/s/	(Signature)

Dong Xu

APPENDIX 4.1
REPRESENTATIONS AND WARRANTIES
Part A
Save as disclosed by the Existing Shareholders to Future Noah in a manner acceptable to Future Noah, each of the Existing Shareholders jointly and severally represents and warrants to Future Noah as follows:
1. Approval and License from the “PRC” Regulatory Authorities
(A)	All licenses, consents and other permits and approvals necessary for or in relation to the development of the Target Business of Leisen have been obtained and are in full force and effect.
(B)
All reports, declaration forms and information relating to the Target Business of Leisen as required by laws or necessary to be submitted or provided to any person or competent authorities as a condition for any licenses, consents, permits or approvals have been submitted or provided to the relevant persons or competent authorities, except for those reports, declaration forms and information that have not been submitted or provided, which would not have any material adverse effect on Leisen.

(C)
There are no circumstances where any licenses, consents, permits or approvals that are necessary for the continuous operation of the Target Business of Leisen may be modified, revoked or not renewed, or any right of modification or revocation may be given in such circumstances, save for the circumstances where such modification, revocation or non-renewal is expected not to have any material adverse effect on Leisen.

2. Civil Capacity of the Existing Shareholders
(A)
They have full legal rights, all requisite corporate power and authority, and have taken all corporate actions required to execute and deliver this Agreement, fully perform their respective obligations under such documents and to complete the transaction hereunder.

(B)	This Agreement, once executed and delivered by the Parties hereto, constitutes their lawful, valid and binding obligations and is enforceable against them pursuant to their respective terms.
(C)	The execution and delivery by the Existing Shareholders of this Agreement and the performance of their respective obligations hereunder will:
(i)	not violate any provisions of their respective memorandum or articles of association; and
(ii)	not violate any legal instrument binding on them nor constitute the non-performance of their respective obligations under such legal instruments; and
(iii)	not violate orders, judgments or decrees of any court or government authorities binding on them; and
(iv)	not require any consent from shareholders of any of the Existing Shareholders, except for those consents that have been obtained.
except for the above circumstances which would not affect the performance of their obligations hereunder.

3. Ownership of Leisen and its Affairs
(A)
Leisen is a limited liability company duly incorporated, existing and registered under the laws of the PRC. It has the right to exercise all civil rights, power and capacity of a company, and has passed annual inspections over the years.

(B)
The total amount of the registered capital of Leisen amounts to RMB1 million. Leisen has made capital contributions and settled the payment in respect thereof in full, and the capital verification has been made in accordance with the applicable PRC laws and regulations.

(C)
There are no options, pre-emptive rights, mortgages, pledges, liens or other forms of guarantees or other rights relating to or created over or affecting all or any part of the shares of Leisen. In addition, there are no agreements or undertakings for the provision or creation of any of the above, nor are there any persons who claim to be entitled to any of the above interests.

(D)
There are no outstanding agreements or undertakings requiring the allocation, issue or transfer of any equity of Leisen, or granting to any persons the right to allocate, issue or transfer any equity of Leisen.

(E)
Leisen does not own any shares nor has similar shareholders’ interest in any companies, affiliated companies, offices, branches and other social organizations; nor does it directly or indirectly control or invest nor has any interest in any other entities.

(F)
Copies of the existing business license and articles of association of Leisen that have been submitted by the Existing Shareholders to Future Noah or its representatives and advisers on the date of this Agreement are complete and accurate in all respects.

(G)
Leisen maintains any account books that are necessary for its business operation in accordance with applicable PRC laws and regulations, and such account books accurately recorded any matters that shall be recorded in the account books; Leisen has not received any notices or allegations stating that any of the above records are inaccurate or should be rectified.

(H)
All documents that shall be submitted by Leisen to all the relevant PRC government departments and other competent authorities have been properly submitted, save for those documents that have not been submitted, which would not have any material adverse effect on Leisen.

4. Accuracy and Sufficiency of Information
(A)
All information supplied by the Existing Shareholders or Leisen to Future Noah or its advisers are true, accurate and complete in all respects, and there are no facts or matters that have not been disclosed to Future Noah or any of its advisers, which would result in any of the information becoming inaccurate or misleading because of omission or ambiguity in terms of meaning or due to any other reasons.

(B)
Leisen and the Existing Shareholders have, upon reasonable request from Future Noah, provided Future Noah or its advisers with all information that can be obtained without paying unreasonable costs within the scope of their control for Future Noah to determine whether or not to accept the transfer of the Target Equity. The written information and public documents provided by Leisen to Future Noah in relation to this Agreement do not include the misrepresentation or misstatement of material facts, or material facts the omission of which would make any representations contained in this Agreement or such disclosed documents misleading.

5. Accounts of Leisen
(A)	The accounts of Leisen:
(i)
are prepared in accordance with the PRC laws, and the accounting principles and practices recognized by the PRC and also generally accepted by companies which conduct any business that is similar to the Target Business (PRC GAAP and IFRS);

(ii)
are complete and accurate in all respects, and have made full provisions for bad and doubtful debts, obsolete, depreciated and unsaleable stocks and profit taxes (whether they are profits from income or capital profits) for any period ending on or prior to the completion date of the accounts of Leisen;

(iii)
reflect a true and fair view of the state of affairs of Leisen for each of the financial year ends covered by the corporate accounts, and the profits or losses of Leisen for each financial year covered by the corporate accounts; and

(iv)	are not affected by any extraordinary, exceptional or non-recurring items, save for any items expressly disclosed in the accounts of Leisen.
(B)
Leisen does not have any liabilities that have not been fully disclosed or provided for in its accounts (whether actual, contingent, undetermined in terms of amount or in dispute) or any outstanding capital commitments.

6. Accounting Records
(A)
Leisen maintains proper and consistent accounts, books, ledgers, financial and other records; such accounting records contain the latest information, the complete and accurate details of the business activities of Leisen, and all matters that must be recorded in accordance with the Company Law of the People’s Republic of China and the Accounting System of Enterprises of the People’s Republic of China.

(B)
Such accounts, books, ledgers, financial and other records, which constitute the property of Leisen, are owned and controlled by Leisen, and no notices or allegations stating that any of the above records are inaccurate or should be rectified have been received.

(C)
All transactions relating to the Target Business of Leisen have been recorded in the accounting records of Leisen in a proper and timely manner, and no errors or differences of any nature have been included or reflected in such accounts, books, ledgers, financial and other records, and such records truly and accurately reflect the financial situation of Leisen and give explanation of its transactions.

7. Contract and Undertakings
(A)	Leisen is not a party to, nor does it bear any legal liabilities (whether present or future) in respect of any of the following:
(i)	any guarantee, indemnification, guarantee relationship or letter of credit;
(ii)
any contract or arrangement which directly or indirectly restricts the freedom of Leisen to operate its business around the world in any manner as it think fits, or directly or indirectly restricts the ability of Leisen to transfer all or any part of its business;

(iii)
any joint venture agreement or arrangement, partnership right or obligation for the purpose of profit sharing (but for avoidance of doubts, excluding any arrangement which shares fees or operating income on a case-by-case basis), or any other agreement or arrangement where Leisen and any other persons jointly participate in any business;

(iv)
any agreement or arrangement involving any matters that are beyond the ordinary business scope of Leisen, or constituting commercial transactions or arrangements that derivate from the usual model of the Target Business;

(v)	any contract or arrangement in which any directors of Leisen or its Affiliates have direct or indirect interest, except for employment contracts;
(vi)	any contract or arrangement that is not signed in the ordinary course of business and involving the expenses or incomes of Leisen in any financial year which exceed RMB100,000;
(vii)	any contract or arrangement that is not signed with any Affiliates or subsidiary enterprises of Leisen in the ordinary course of business and involving the payment or incomes which exceed RMB50,000;
(viii)	any contract or arrangement that cannot be terminated by Leisen by a notice of 3 months or such shorter period without the payment of any special compensation; or
(ix)	any contract or arrangement which may be terminated in the event of any change in the ownership or control of Leisen or will be materially affected due to such change.

(B)
Save for any guarantees or Warranties required by laws or those contained in the standard business terms of Leisen that the Existing Shareholders have provided to Future Noah on or prior to the date hereof, Leisen has not provided any guarantee, indemnification or Warranties, nor made any representation in respect of any goods or services that have been provided or will be provided pursuant to executed contracts, nor has it assumed any liabilities or obligations applicable to it after the provision of such goods or service.

(C)
Leisen and the Existing Shareholders have not been aware of the violation or invalidity of any material contracts to which Leisen is a party, or any reasons that such contracts be terminated, revoked, abrogated or refused for performance, nor have they been aware of any such allegation, except for the circumstance where a third party to the relevant contracts has not made any payment.

(D)	Leisen does not have any outstanding prices or tenders or sale or service proposals which are of significance to its business and, if accepted, are likely to result in loss.
8. Authorization
Except for the authorization given to employees to enter into contracts for routine transactions in the course of the performance of their usual duties or to be involved in the business operation and management activities customarily conducted by Leisen, Leisen has not given nor provided any authorization or other basis of authorization that are outstanding or remain effective to any person to enter into any contracts or undertakings on behalf of Leisen.
9. Operation
The major customers or suppliers of Leisen have not ceased or expressed their intention to cease their transactions with Leisen, and to the best of knowledge of the Existing Shareholders, no major customers or suppliers of Leisen are likely to reduce significantly the number of their transactions with Leisen; to the best of knowledge of the Existing Shareholders, the execution or Closing of this Agreement will not have any adverse effect on the attitude or act of the major customers or suppliers towards Leisen.
Leisen is in compliance with all applicable laws, regulations, government requirements and the relevant permits and licenses during its operation. There are no circumstances where such applicable laws, regulations, government requirements and the relevant permits and licenses are violated.

10. Arrangement between Leisen and the Existing Shareholders
Leisen has not agreed to provide guarantee or any security or indemnification in respect of any liabilities or obligations of any of the Existing Shareholders or any persons related to the Existing Shareholders.
11. Bank Accounts and Loans
(A)
Leisen has not have any outstanding loan capital, nor has it borrowed or agreed to borrow any amount which consequently fail to make repayment or to perform its loan obligations. It is not a party to nor has any obligation relating to any of the following:

(i)
any loan agreement, debenture, acceptance credit, bill of exchange, promissory note, finance lease, debt or stock financing, transfer and sale arrangement or sales and leaseback arrangement for discount or account receivables;

(ii)	any other arrangement for the purposes of fund raising or the provision of fund or credit.
(B)	Leisen does not hold any shares and securities that are not paid in full or with any additional liabilities, nor does it have any liabilities in connection with the above shares or securities.
(C)
Leisen has not lent or agreed to lend any amount which consequently fail to get back the repayment, nor is it interested in any existing or future debts (save for the amount receivables of Leisen in the ordinary course of business).

(D)	Leisen has not signed any mortgage, guarantee or indemnification contract that is invalid and unenforceable pursuant to its terms.
(E)
There have been no events which would result in the non-performance or breach of any terms of the loan capitals, borrowings, debentures or financing of Leisen, or which would entitle any third parties to demand for repayment prior to the normal payment date. No persons have alleged the occurrence of such events.

(F)
Leisen has not borrowed any amount from any source of capital, save for those amount that is borrowed in the ordinary course of business and will not have any material adverse effect on the production and operation of Leisen.

12. Working Capital
Leisen has sufficient working capital from internal source to meet its current requirement and to complete any purchase orders, projects and contractual obligations that have been issued to or assumed by it pursuant to the relevant terms.

13. Insolvency
(A)
No orders nor applications have been made to require for the liquidation of Leisen; no meetings have been convened for the purpose of considering resolutions for the liquidation of Leisen; and no such resolutions have been approved.

(B)
No receiving orders have been made for Leisen; no petitions or applications have been made to require for making such orders; no receivers have been appointed for Leisen; no notices have been issued or submitted for the purpose of appointing receivers for Leisen; and no steps or procedures have been taken or commenced for the purpose of appointing receivers for Leisen.

(C)	No receivers (including administrative receivers) have been appointed in connection with all or any assets of Leisen.
(D)	No debt restructuring agreements between Leisen and its creditors or proposals of similar arrangement have been put forward.
(E)	There are no valid rights of Leisen to delay in making payment; no steps or procedures have been taken or commenced for the purpose of obtaining such right.
(F)	No events involving Leisen that are similar to any of the above have been occurred.
(G)	Leisen is not insolvent nor unable to pay debts, nor does it cease to repay any debts that are due.
(H)	No judgements against Leisen have not been performed.
14. Litigation and Claims
(A)
Neither Leisen nor its Existing Shareholders participate in any prosecutions, arbitrations or other dispute resolution proceedings or administrative or criminal proceedings as the capacity of claimant, defendant or otherwise. To the best of knowledge of the Existing Shareholders and Leisen, there are no prosecutions, arbitrations or other dispute resolution proceedings or administrative or criminal proceedings pending that are brought by or against Leisen or its Existing Shareholders, or threatened to be brought by or against Leisen or its Existing Shareholders or expected to be brought by or against Leisen or its Existing Shareholders. To the best of knowledge of the Existing Shareholders, there are no facts or circumstances which might give rise to any prosecutions, arbitrations, mediation or administrative or criminal proceedings.

(B)
To the best of knowledge of the Existing Shareholders, neither Leisen nor its Existing Shareholders have received any written notices in relation to any investigations or enquiries into the affairs of Leisen or its Existing Shareholders that are being made or have been made by any government or other authorities, in particular (but not limited to) any matters in the areas of environmental protection, public health, safety, labor and publication. The Exiting Shareholders are not aware of any situations which would give rise to such formal investigations or enquiries.

If any matters occurred as of the Closing Date give rise to any dispute with any relevant authorities over the matters of environmental protection, public health, safety, labor and publication and other relevant laws and regulations, the Existing Shareholders agree to compensate Leisen immediately for all costs in connection with the settlement of such disputes, including any interests and fines that are imposed.

(C)
Neither Leisen nor its Existing Shareholders have committed any criminal, illegal, unlawful or unauthorized acts, nor have they breached any obligations or liabilities prescribed by or arising from regulations, contracts or otherwise; none of them have any legal liabilities involving the above acts or breaches, nor any claims pending that are against Leisen or its Existing Shareholders, save for those claims which would not have material adverse effects on the production and operation of Leisen.

If any matters occurred due to the reasons of the Existing Shareholders as of the Closing Date give rise to any claims or disputes relating to such violations or breaches, the Existing Shareholders agree to compensate Leisen immediately for all costs in connection with the settlement of such claims or disputes.
(D)
Leisen has not produced, sold or provided any products or services that fail to meet all applicable laws, regulations or standards or are defective or hazardous or do not meet any expressed representations or Warranties.

If any matters occurred due to the reasons of the Existing Shareholders as of the Closing Date give rise to any claims or disputes relating to such violations or breaches, the Existing Shareholders agree to compensate Leisen immediately for all costs in connection with the settlement of such claims or disputes.
15. Ownership and Status of Assets
(A)	The major assets of Leisen that are necessary for use in the course of the operation of the Target Business have been included in the corporate account of Leisen.
(B)
Leisen is the legal and beneficial owner of each asset contained in the corporate account (save for the current assets sold, disposed of or used in the ordinary course of business); such assets are not subject to any third parties’ rights and each asset that can be possessed is possessed by Leisen.

(C)	Leisen has the ownership of all assets that are reflected in its balance sheets as assets and there are no mortgages, pledges or liens created over them.
(D)
All other lands, buildings and fixed assets being used by Leisen are leased in accordance with valid leases. All such leases are lawful and valid. Leisen has not violated such leases or committed any faults thereunder.

(E)	Leisen does not have any buildings nor any self-owned land use right.
(F)
There are no options, pre-emptive rights, mortgages, pledges, liens (except for any liens legally created in the ordinary course of business) or other forms of guarantees or third parties’ rights relating to or created over or affecting all or any part of the business or assets of Leisen. There are also no agreements or undertakings for the provision or creation of any of the above, nor are there any persons who claim to be entitled to any of the above interests.

(G)	All vehicles and office equipment used by Leisen in relation to its business are repaired and maintained properly and operated normally, and can be used for the business of Leisen.

16. Intellectual Property Rights
(A) Leisen does not use any name other than its company name.
(B)
Leisen owns or has the right to use any intellectual property rights and business information that are being used for the Target Business or that are necessary to meet the requirements of current plans and proposals.

(C)
All fees and steps in connection with the renewal, application and other formal registration that are necessary for the maintenance, protection and enforcement of intellectual property rights of Leisen have been paid or adopted, or will be paid or adopted according to plans.

(D)	The intellectual property rights owned by Leisen are valid, existing and enforceable, and are not subject to any mortgages, options, third parties’ rights or other rights.
(E)
All permits involving intellectual property rights and business information, and all agreements entered into by Leisen in relation thereto will not be terminated due to the change of ownership or control of Leisen.

(F)
Leisen and, to the best of knowledge of the Exiting Shareholders, any third parties do not violate any permits or agreements which are currently used for the purpose of the business, and which are of significance to the Target Business and relate to any intellectual property rights.

(G)	Leisen is under no obligation to grant any licences or sub-licences or to make transfer in respect of any intellectual property rights or business information owned or used by Leisen.
(H)
To the best of knowledge of the Existing Shareholders, no third parties are infringing or using without authorization or have infringed or used without authorization any intellectual property rights or business information owned or used by Leisen.

(I)
To the best of knowledge of the Existing Shareholders, no activities, business information and intellectual property rights of Leisen constitute and have constituted any infringement or unauthorized use of third parties’ intellectual property rights or business information.

(J)
To the best of knowledge of the Existing Shareholders, the intellectual property rights and business information of Leisen are not the subject of any litigations, objections or administrative proceedings.

(K)
To the best of knowledge of the Existing Shareholders, the Confidential Information of Leisen has not been disclosed or otherwise made known to any third parties without requiring the third parties to perform the obligation of confidentiality.

(L)
Leisen is not a party to any confidentiality or other agreement that restricts the freedom to use or the disclosure of its business information, nor does it assume any obligations that restrict the freedom to use or the disclosure of its business information, which might have material adverse effect on the business of Leisen.

(M)	Currently, the operation of Leisen does not give rise to the obligations to pay any fees for using intellectual property right or similar payment.
17. Information Technologies
(A)	Leisen is the sole legal and beneficial owner of all its information technologies. Such information technologies are not subject to any liens, mortgages, third parties’ rights or other rights.
(B)	All information technologies owned or used by Leisen or in its name are in good operating conditions, and have been maintained in accordance with good industry practices.
(C)
The information technologies and domains owned or used by Leisen are not the subject of any litigations or other disputes or claims. To the best of knowledge of the Existing Shareholders, no litigations, disputes or claims in relation to any information technologies or domains owned or used by Leisen are expected or likely to occur.

(D)
The business or operation of Leisen has not been materially interfered due to one of the following events: (a) any breach of the security regulations relating to any information technologies, (b) malfunction of any information technologies (whether it is due to any breakdown, virus, defects or other reasons), insufficient capacity, or failure to meet the required standards in other aspects, or (c) malfunction, interruption or defective operation of any information technologies due to the occurrence or processing of one or more dates. There exists no circumstances which are likely or expected to give rise to any such interference.

(E)
Leisen is the legal and beneficial owner of all information technologies and business information that are necessary or required for the operation of its business in a manner used currently or at any time within one year prior to the date of this Agreement, and for the performance or implementation of any existing contracts, undertakings, plans or proposals, or the party which has the contractual rights to use such information technologies; such contractual rights will not be directly or indirectly affected due to any transaction contemplated under this Agreement.

(F)	Leisen has not disclosed any source programs to any third parties; no source programs relating to proprietary software have been disclosed or otherwise made known to any third parties.
(G)
Leisen is not a party to any agreements or arrangements that restrict the freedom to use or the disclosure of any source programs relating to any proprietary software, nor does it assume any obligations that restrict the freedom to use or the disclosure of any source programs relating to any proprietary software.

18. Employees
(A)	Leisen does not have any employees who have not been disclosed to Future Noah.
(B)
No disputes exist nor are there any outstanding or possible disputes between Leisen and any trade unions or other organizations that are formed for similar purposes. Moreover, Leisen is not a party to any collective bargaining agreements or other arrangements (whether they are binding or not).

(C)	There are no acts or circumstances of Leisen that are in violation of the laws and regulations with regard to labor and employment.
(D)
To the best of knowledge of the Existing Shareholders, no employees or other personnel (whether existing or former) threaten to make any claims against Leisen, nor do any other persons threaten to make any claims against Leisen in respect of any employees or other personnel (whether existing or former), for any accidents, injuries, unpaid salaries, overtime pay, severance payment, contributions to social security funds, holidays or any other matters resulting or arising from the employment or engagement by Leisen of such employees or other personnel (whether existing or former). In addition, there are no outstanding claims of this kind.

19. Taxation
Leisen has legally submitted all tax returns that shall be submitted by it in accordance with the requirements of the relevant taxation authorities, and such tax returns are complete and correct in all material respects. Leisen has legally paid all taxes payable (whether they are shown in tax returns) or made appropriate provisions in its financial statements in accordance with the requirements of the relevant taxation authorities. There are no tax guarantees which are ordered by the relevant taxation authorities to provide for any assets or property of Leisen, save for those guarantees relating to payable taxes that are outstanding. Leisen meets the requirements of the relevant taxation authorities that are applicable to it or its business (including but not limited to any conditions of preferential tax treatment granted); and to the best of knowledge of the Existing Shareholders, no governments or regulatory authorities will impose or have reasons to impose on Leisen any additional taxes for the period for which tax returns are or have been required to submit. Leisen does not have:
(i)	any disputes or complaints relating to any tax liabilities that have been asserted or put forward by any governments or regulatory authorities; or
(ii)	to the best of knowledge of the original shareholders, any warning concerning the disputes or complaints of any tax liabilities as reasonably expected.

20. Tax Declaration, Disputes, Records and Requests
(A)	Leisen has submitted and provided to any taxation authorities all appropriate tax returns and information required by them by itself or through others.
(B)
As at the date of this Agreement, there are no tax obligations that are outstanding or, to the best of knowledge of the Existing Shareholders, are expected to occur, which would allow any taxation authorities to recover from Leisen any taxes (including fines or interests), nor are there any disputes or disagreements with any taxation authorities regarding the provision of any preferential tax treatments to Leisen, and there are no circumstances which are likely to give rise to any such disputes or disagreements.

21. Insurance
To the best of knowledge of the Existing Shareholders, all major assets of Leisen that can be and are required to be insured pursuant to the industry practices (which specifically refer to real estate and vehicles) have been insured against those risks that shall generally be insured in accordance with applicable PRC laws and the industry practices.
22. Incentive Mechanism
There are no share options or other similar performance-based incentive arrangements (including stock appreciation right schemes) for any employees (or former employees) or directors (or former directors) or advisers (or former advisers) or underwriters (or former underwriters) of Leisen, nor are there any arrangements affecting any such personnel.
23. No State-owned Assets
Leisen does not have any state-owned assets, and therefore are not required to carry out the evaluation of state-owned assets in any form as required by the PRC laws and regulation for the purpose of facilitating the completion of the transaction.
24. No Undisclosed Business
Leisen has not conducted any business that has not been disclosed to Future Noah.
25. Commercial Practices in Compliance with Laws
None of the Existing Shareholders, Leisen, their Affiliates and any other persons who act for the above Parties (i) willfully violate any applicable laws and orders; and (ii) make any inappropriate payment to government officers to obtain any commercial benefits or advantages in respect of the transaction under this Agreement or other matters.

Part B
Future Noah represents and warrants to the Existing Shareholders for itself:
(A)
Future Noah is a company duly incorporated. It has full legal rights, all requisite corporate power and authority, and have taken all corporate actions required to execute and deliver this Agreement, fully perform its obligations under such documents and to complete the transaction hereunder

(B)	This Agreement, once executed and delivered by the Parties hereto, constitutes its lawful, valid and binding obligations and is enforceable against it pursuant to its terms.
(C)	This Agreement and the transaction under this Agreement have been approved by way of resolution at a shareholders’ general meeting of Future Noah.
(D)	The execution and delivery by Future Noah of this Agreement and the performance of its obligations hereunder will:
(i)	not violate any provisions of its memorandum or articles of association; and
(ii)	not violate any legal instrument binding on it nor constitute the non-performance of its obligations under such legal instruments; and
(iii)	not violate orders, judgments or decrees of any court or government authorities binding on it.